PRIVATE SECURITIES SUBSCRIPTION AGREEMENT


             PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                        (Regulation "D")

  THIS PRIVATE SECURITIES SUBSCRIPTION AGREEMENT (hereinafter "Agreement") has been executed by the undersigned in connection with the purchase in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D as promulgated under the Act of certain Series 10 Class J Convertible Preferred Stock (hereinafter the "Preferred"), containing such terms, conditions, qualifications and restrictions as set forth in the Certificate of Designations attached hereto as Exhibit A ("Certificate of Designations), convertible into shares of the Company's (as defined below) common stock, par value $.001 per share (hereinafter "Shares"), and certain Warrants (hereinafter "Warrants") exercisable into Shares ("Warrant Shares"), from PERMA-FIX ENVIRONMENTAL SERVICES, INC., 1940 N.W. 67th Place, Gainseville, Florida, 32653, USA, a corporation organized under the laws of Delaware (hereinafter the "Company" or "Seller") by RBB Bank Aktiengesellschaft, a bank, located in Austria, organized under the laws of Austria, (hereinafter "Buyer"). Seller and Buyer (hereinafter collectively the "parties") each hereby represent, warrant and agree as follows:

1.     AGREEMENT TO SUBSCRIBE;  PURCHASE PRICE:

(i) Seller and Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Act and/or Rule 506 under Regulation D ("Regulation D") as promulgated by the United States
Securities and Exchange Commission (the "Commission") under the
Act; and

(ii) Buyer hereby subscribes for up to 3,000 shares of Preferred at a value of $1,000.00 per each share of Preferred for an aggregate amount of $3,000,000.00USD which Preferred shall contain such terms, provisions, and conditions pursuant to the Certificate of Designation attached as Exhibit A to and forming an integral part of this Agreement. The Buyer shall pay to the Company
$3,000,000.00 for 3,000 shares of Preferred on the date the Preferred is duly executed by the Company and received in escrow by the Buyer's counsel (the "Closing Date").

(iii)  The Company shall grant to the Buyer the following
Warrants ("Warrants") to purchase up to an aggregate of 150,000 Shares of the Company, with each Warrant entitling the Buyer to purchase one Share at a warrant exercise price of Two Dollars and 50/100 ($2.50) per Share expiring three (3) years after the Closing Date and Warrants to purchase up to an aggregate of 200,000 shares


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
of the Company with each Warrant entitling the Buyer to purchase one Share at a warrant exercise price of One Dollar and 875/1000
($1.875) per Share expiring three (3) years after the Closing Date;

(a) On the Closing Date and upon receipt by the Company of the Three Million and No/100 Dollars ($3,000,000) for the 3,000 Shares of Preferred, the Company shall issue to the Buyer a Warrant to purchase up to One Hundred and Fifty Thousand (150,000) Shares at an exercise price of Two Dollars and 50/100 ($2.50) per Share, and, the Company shall issue to the Buyer a Warrant to purchase up to Two Hundred Thousand (200,000) Shares at an exercise price of One Dollar and 875/1000 ($1.875) per Share with the term of each Warrant being for a period of three (3) years from the Closing date; and

Each Warrant shall be substantially in the form attached hereto as Exhibit B.

2.     BUYER'S REPRESENTATIONS, COVENANTS:

  Buyer represents, warrants and covenants as follows:

 (i) Authorization: Such Buyer has full power and authority to enter into this Agreement, the Preferred and the Warrant (collectively, the "Transaction Documents") and that the Transaction Documents, when executed and delivered will constitute a valid and legally binding obligation of Buyer in accordance with their terms, subject to (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws now or hereafter in effect relation to creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

(ii) Purchase Entirely for Own Account: This Agreement is made by the Buyer in reliance upon Buyer's representation to the Company, which by such Buyer's execution of this Agreement Buyer hereby confirms, that the Preferred and Warrants to be purchased by the Buyer and the Shares issuable upon conversion and exercise thereof, (collectively, the "Securities") will be acquired for investment for Buyer's own account, and not with a view to resale or distribution of any part thereof. By execution of this Agreement, Buyer further represents that Buyer does not have any contract, undertaking, agreement or arrangement with any person, to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities

(iii) Buyer is not a corporation, syndicate, partnership or other form unincorporated entity or corporation created solely to permit the purchase of the Securities, and Buyer is not purchasing the Securities as a result of an advertisement or general solicitation of the Securities, including an advertisement in printed media of general and regular paid circulation, radio or television.


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
(iv) The Buyer represents that it is an Accredited Investor as defined in Regulation D.

(v) Buyer understands that the Securities may not be sold, transferred or otherwise disposed of without registration under the Act or an exemption therefrom.

(vi) Buyer acknowledges that no person has made to Buyer any written or oral representations:

  (1)  that any person will resell or repurchase the
                 Securities;

  (2)  that any person will refund the purchase price of
                 the Securities; and

  (3)  as to the future price or value of the Securities.

(vii) Buyer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Buyer has been advised that the Company has not retained any independent professionals to review or comment or otherwise protect the interests of the Buyer. Although the Company has retained its own counsel, neither the Company's counsel nor William S. Hechter, Esq., has acted on behalf of the Buyer and the Buyer should not rely on the Company's legal counsel or William S. Hechter, Esq., with respect to the transactions herein described;

(viii) Buyer is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment; and

(ix) Buyer acknowledges that it has (i) received copies of the Company's Form 10-K for the year ended December 31, 1997, Form 10-Q for the quarter ended March 31, 1998, and proxy soliciting material for the Company's 1998 annual meeting of shareholders (collectively the "Commission Filings") and (ii) been afforded (1) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities;
(2) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Securities; and (3) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Securities and to verify the accuracy and completeness of the information as requested.


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
(x)    Neither the Buyer nor its affiliates will sell the Company's
Shares short.

(xi) Certain Risk. In addition to the risks described in the Commission Filings, the Buyer recognizes that the purchase of the Preferred and Warrants involves a high degree of risk, in that (a) the Company has sustained losses every year since its inception, including the first quarter of 1998, from its operations, and may require substantial funds in addition to the proceeds of this private placement; (b) that the Company has a substantial accumulated deficit; (c) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Preferred and Warrants; (d) an investor may not be able to liquidate his investment; (e) transferability of the Preferred and Warrants is extremely limited; (f) in the event of a disposition an investor could sustain the loss of his entire investment; (g) the Preferred and Warrants represent non-voting equity securities in a corporate entity that has an accumulated deficit; (h) no return on investment, whether through distributions, appreciation, transferability or otherwise, and no performance by, through or of the Company, has been promised, assured, represented or warranted by the Company, or by any director, officer, employee, agent or representative thereof; and (i) while the Shares are presently quoted and traded on the Boston Stock Exchange ("BSE") and the Nasdaq SmallCap Market ("NASDAQ") and while the Buyer is the beneficial owner of other series of convertible preferred stock and is beneficiary of certain registration rights provided herein, the Securities subscribed for and that are purchased under this Agreement, the Shares to be received upon conversion of the Preferred, and the Shares to be acquired upon exercise of the Warrants (i) are not registered under applicable federal (U.S.) or state securities laws, and thus may not be sold, conveyed, assigned or transferred unless registered under such laws or unless an exemption from registration is available under such laws, as more fully described herein, and (ii) the Preferred and Warrants subscribed for and that are to be purchased under this Agreement are not quoted, traded or listed for trading or quotation on the NASDAQ, or any other organized market or quotation system, and there is therefore no present public or other market for the Preferred and the Warrants nor can there by any assurance that the Common Stock of the Company will continue to be quoted, traded or listed for trading or quotation on the Boston Stock Exchange of the NASDAQ or on any other organized market or quotation system.

(xii) No Review by the SEC. The Buyer hereby acknowledges that this offering has not been reviewed by the SEC because this private placement is intended to be a nonpublic offering pursuant to
Section 4(2) of the Act and/or Regulation D promulgated under the Act.

(xiii) No Public Market. The Buyer understands that there is no public market for the Preferred or the Warrants. The Buyer understands that although there is presently a public market for the Shares, including the Shares issuable upon conversion of the Preferred or exercise of the Warrants, Rule 144 (the "Rule")

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promulgated under the Act requires, among other conditions, a one year holding period following full payment of the consideration therefor prior to the resale (in limited amounts) of securities acquired in a nonpublic offering without having to satisfy the registration requirements under the Act. The Buyer understands and hereby acknowledges that the Company shall register the Shares under the Act, pursuant to the terms in Section 10 hereof.

(xiv) Survival. The Buyer expressly acknowledges and agrees that all representations, warranties, agreements and covenants set forth in this Agreement shall be of the essence hereof and shall survive the execution, delivery and closing of this Agreement, the sale and purchase of the Preferred and Warrants, the conversion of the Preferred, exercise of the Warrants and the sale of the "Shares".

3.     SELLER'S REPRESENTATIONS:

  Seller represents and warrants as follows, except as otherwise disclosed in the Company's Commission Filings:

(i) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its material business as now conducted and as currently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business or the properties of the Company and its subsidiaries taken as a whole.
The Company is not the subject of any pending or, to its knowledge, threatened or contemplated investigation or administrative or legal proceedings by the Internal Revenue Service, the taxing authorities of any State of local jurisdiction, or the Commission, or any State Securities Commission, or any other governmental entity which could have a material adverse effect in the Company and its subsidiaries taken as a whole.

(ii) Seller has not conducted any general solicitation or general advertising (as defined in Regulation D) with respect to any of the Securities offered hereby;

(iii) The Preferred, when issued and delivered pursuant to the terms of this Agreement, will have been duly authorized, executed, issued and delivered and will constitute valid and legally binding obligations of the Company in accordance with their terms, subject to (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefore may be brought.


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(iv)   The Shares, when issued and delivered upon conversion of the
Preferred, and exercise of the Warrants, in accordance with their terms and the terms of this Agreement, will be duly and validly authorized and issued fully paid and non- assessable and will not subject the holders thereof to personal liability by reason of being such holders. There are no preemptive rights of any shareholder or Seller with respect to the Shares contained in Seller's Certificate of Incorporation or any agreement to which Seller is a party.

(v) This Agreement has been duly authorized, validly executed and delivered on behalf of Seller and is a valid and binding agreement of Seller in accordance with its terms and subject to (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws new or hereafter in effect relating to creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable deficiencies and to the discretion of the court before which any proceedings thereafter may be brought.

(vi) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not conflict with or result in a breach by Seller of any of the terms or provisions of, or constitute default under, the certificate of incorporation (or charter) or by-laws of Seller, any indenture, mortgage, deed of trust or other material agreement or instrument to which Seller is a party or by which it or any of its proprietors or agents are bound, or any existing applicable decree, judgment or order of any court, federal or state regulatory body, administrative agency or governmental body having jurisdiction over Seller or any of it properties or assets the effect of which would have a material adverse effect on the Company and its subsidiaries taken as a whole;

(vii) No authorization, approval or consent of or filing with any federal, state or local governmental body of the United States is legally required for the issuance and sale of the Preferred and (provided no commission or other remuneration is paid or given directly or indirectly by Seller for soliciting such conversion) the issuance of the Shares upon conversion of the Preferred in accordance with their terms, as contemplated by this Agreement; except the filing of a Form D with the Commission, the listing of the Shares with the BSE and the NASDAQ, and the filing of the Certificate of Designation with the Delaware Secretary of State;

(viii) To the best of the Company's knowledge, the information contained in the Company's quarterly reports on Form 10-Q for the quarter ended March 31, 1998 and annual report on Form 10-K for the year ended December 31, 1997 ("Reports"), as filed with the Commission do not contain any untrue statement of material fact or omit any material fact necessary in order to make the statements therein, and in the light of the circumstances under which they are made are not misleading. Since March 31, 1998, there has been no material adverse development in the business, properties,

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operations, financial condition or results of operations of Seller except as disclosed in the Reports.

(ix) Seller will issue one or more certificates representing the Preferred in the name of Buyer that are purchased by the Buyer pursuant to the terms hereof, in such denominations to be specified by Buyer prior to closing and will issue one or more certificates representing the Shares in such denominations to be specified by the Buyer upon conversion of the Preferred. Seller further warrants that the Preferred and the Shares shall be transferable by the Buyer on the books and records of Seller as and to the extent provided in the Transaction Documents, subject to compliance with Federal and State securities laws.

(x) Within twenty (20) days of the Closing Date the Company shall secure the listing of the Shares issuable on conversion of the 3,000 shares of Preferred purchased by the Buyer under Section 1(ii) and exercise of the Warrants issued to the Buyer hereunder ("Warrant Shares") upon the Nasdaq SmallCap Market or such national securities exchange or automated quotation system, if any, upon which Shares are then listed (subject to official notice of issuance) and shall maintain such listing of all Shares and Warrant Shares from time to time issuable upon conversion or exercise of the Preferred purchased by the Buyer hereunder and the Warrants issued to the Buyer hereunder. The Company will obtain and maintain the listing and trading of its Shares on the Nasdaq SmallCap Market or other national securities exchange or automated quotation system and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Nasdaq SmallCap Market or such exchanges, as applicable.
The Company shall promptly provide to the Buyer copies of any notices it receives regarding the continued eligibility of the Shares for listing on the Nasdaq SmallCap Market or other principal exchange or quotation system on which the Shares are then listed or traded.

(xi) So long as a Buyer beneficially owns any Preferred or Warrants, the Company shall maintain its corporate existence in good standing under the laws of the jurisdiction in which it is incorporated and, prior to the registration statement referred to in Section 10(a) hereof being declared effective by the Commission, the Company shall not sell all or substantially all of the Company's assets, except in the event of a sale of all or substantially all of the Company's assets where the holders of such outstanding Preferred shall have the right to convert such Preferred, then outstanding, into the kind and amount of shares of stock or other securities and properly receivable upon such sale by a holder of the number of Shares into which such shares of Preferred, then outstanding, could have been converted into immediately prior to such sale.

(xii) The Company has conducted, and shall conduct its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business (including without limitation, all applicable local, state and federal environmental laws and regulations), except where the failure to comply with such

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laws, rules or regulations would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

(xii) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general and specific authorizations;
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization and; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xiv) The Company has maintained, and shall maintain liability, casualty and other insurance with responsible insurance companies against such risk of the types and in the amounts customarily maintained by companies of comparable size, and business to the Company.

(xv) The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Preferred will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred in accordance with this Agreement and the Certificate of Designations, Exhibit A, is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

(xvi)  As of May 11, 1998, the  Company has presently authorized
50,000,000 Shares of which 12,001,746 Shares are outstanding.

(xvii) Except as disclosed in the Commission Filings, the Company is not involved in any litigation which if determined adversely to the Company, would have a material adverse effect upon the Company's and its subsidiaries taken as a whole.

4.     USE OF PROCEEDS:

As of the date hereof, the Company expects to use the proceeds from the issuance of the Preferred for working capital and/or to reduce the outstanding balance of its credit facilities, subject to the Company reborrowing under such credit facilities.

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5.     RESERVATION OF SHARES:

The Company shall, at all times, reserve and have available all Shares (Conversion Shares) necessary to convert the entire amount of Preferred then outstanding, and to effect the exercise of the Warrants.

The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, all Shares needed to provide for the issuance of the Conversion Shares and Shares issuable upon exercise of the Warrants. If 2,200,000 Shares is insufficient to effect conversion of the entire amount of Preferred then outstanding and the Shares issuable upon exercise of the Warrants, the Company shall forthwith have authorized for the purpose of issuance sufficient additional Shares to effect conversion and exercise of the Warrants.

6.     INSTRUCTIONS TO TRANSFER AGENT

Upon the registration statement described in Section 10(a) being declared effective by the Commission, the Company shall, forthwith, issue instructions to its transfer agent to the effect that on the date the registration statement registering the Shares underlying the Preferred and Warrants is declared effective by the Commission, to issue, upon receipt by the Company of a Conversion Notice from the Buyer, the required number of Shares, subject to the Conversion Notice, provided that the number of Shares that the Transfer Agent shall be authorized to issue to the Buyer shall not exceed the number of Shares underlying the Preferred and Warrants that are covered by such registration statement and provided further that the registration statement covering such Shares is effective on the date of receipt of the Conversion Notice from the Buyer.

7.     CLOSING:

Preferred shall be delivered to Buyer and the funds therefor shall be delivered to Seller on this 30th day of June, 1998 (the
"Closing"), or at such time to be mutually agreed.

Seller shall execute the appropriate copies of the Transaction Documents (the "Seller's Closing Documents") and deliver the executed documents to Hechter and Associates, counsel for Buyer, with instructions to hold the documents in trust and not to release the documents to Buyer until advised to do so by Seller or Seller's counsel. Buyer shall execute the appropriate copies of the Transactions Documents (the "Buyer's Closing Documents") and deliver the executed documents to Conner & Winters, counsel for Seller, with instructions to hold the documents in trust and not to release the documents to Seller until advised to do so by Buyer or Buyer's counsel.

Immediately after Buyer's counsel has received the Seller's Closing Documents executed by Seller, then Buyer shall pay to Seller the principal amount of the Preferred for which Buyer subscribed and

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purchased (the "Purchase Price") as set forth in Section 1(ii)
hereof. Buyer shall pay to Seller the Purchase Price, less all legal fees and expenses (not to exceed an aggregate of $22,000) and commissions (not to exceed 71/2% of that portion of the Purchase Price to be paid to Seller) by wire transfer of immediately available funds in accordance with the following instructions:

            Bank
            Name:          Suntrust/North Central Florida

            ABA #:         063100727
            Credit:        Perma-Fix Environmental Services, Inc.
            Account #:     0050000117164

On the banking day that Seller has confirmed that its counsel has received the Buyer's Closing Documents and is credited with having received the Purchase Price (the "Closing Date"), the Seller shall advise Buyer. Immediately thereafter, and Seller shall advise Hechter & Associates to release the Seller's Closing Documents to Buyer and Buyer shall advise Conner & Winters, to release the Buyer's Closing Documents to Seller. The transaction Documents shall not be deemed to have been delivered except in accordance with the procedures described in this Section 7.

If the Closing Date as to the 3,000 shares of Preferred to be acquired by the Buyer pursuant to Section 1(ii) hereof, does not occur before July 15, 1998 then either party may terminate this Agreement immediately upon written notice to the other party and all Transaction Documents shall be deemed to be null and void.

7a.    CONDITIONS TO CLOSING:

The obligation of the Buyer hereunder to purchase the Preferred at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyer's sole benefit and may be waived by the Buyer at any time in its sole discretion:

a. The Company shall have executed this Agreement and the Certificate of Designation, and the Preferred, and delivered the same to the Buyer.

b. The Shares shall be authorized for quotation on the electronic bulletin board, over-the-counter market, AMEX, the NASDAQ SmallCap Market or The New York Stock Exchange, Inc., trading in the Shares shall not have been suspended for any reason.

c. The Company shall request the approval for the issuance of the Securities from its lender, Congress Financial Corporation. If said approval is not received in writing within thirty (30) days of

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the Closing Date, the Company shall forthwith repay the total amount invested of $3,000,000.00 plus interest calculated at 6% annually, from the date that the $3,000,000.00 is paid to the Company until repaid in full.

d. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect.

e. The Buyer shall have received the opinion of the Company's counsel dated as of the Closing Date, in form, scope and substance reasonably satisfactory to the Buyer.

f. As of the Closing Date, the Company shall have reserved out of its authorized and unissued Shares, 2,200,000 Shares for which are issuable upon conversion of the 3,000 shares of Preferred sold to the Buyer under Section 1(ii) hereof.

8.     INDEMNIFICATION:

In consideration of the Buyer's execution and delivery of this Agreement and acquiring the Preferred and Conversion Shares hereunder and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, indemnify and hold harmless the Buyer and all of its officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith, and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement and, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.


9.     RIGHT OF FIRST REFUSAL:

The Company for a period expiring ninety (90) days after the Closing Date, hereby grants to the Buyer the right of first offer to purchase all (or any part) of New Securities (as defined herein)

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which the Company may, from time to time, propose to sell and issue. This right of first offer shall be subject to the following provisions:

In the event the Company proposes to issue New Securities, it shall give Buyer written notice of its intention, describing the type of New Securities, the price and the general terms upon which the Company proposes to issue the same. Buyer shall have three (3) days from the date of receipt of any such notice to agree to purchase such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. The sale of New Securities to Buyer shall be closed within ten (10) days of Buyer's notice to the Company agreeing to purchase such New Securities.

In the event the Buyer fails to exercise the right of first offer with respect to all of the available New Securities proposed to be sold by the Company within said three (3) day period or in the event Buyer fails to close within ten (10) days of Buyer's notice to the Company agreeing to purchase such New Securities, the Company shall have 30 days thereafter to enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 45 days from the date of said agreement), to sell the New Securities respecting which the Buyer's option was not exercised, at a price and upon general terms no more favourable to the purchasers thereof than specified in the Company's notice to the Buyer.

In the event the Company has not entered into an agreement to sell the New Securities within said 30 day period (or sold and issued New Securities in accordance with the foregoing within 45 days from the date of said agreement), the Company shall not thereafter, during the period of Right of First Refusal, issue or sell any New Securities, without first offering such securities to the Buyer in the manner provided above.

"New Securities" means any securities to be issued pursuant to Regulation D or S under the Act, except (i) securities issued pursuant to the acquisition of another business entity or segment of any such entity by the Company by merger, asset purchase, stock purchase or otherwise, (ii) any borrowing, direct or indirect, from financial institutions or other persons by the Company, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided such borrowings do not have any equity features including warrants, options or other rights to purchase capital stock and are not convertible into capital stock of the Company (iii) securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement, (iv) securities issued to vendors or customers or to other persons in similar commercial situations with the Company,
(v) securities issued in connection with obtaining lease financing, whether issued to a lessor, guarantor or other person, (vi)

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
securities issued in connection with any stock split, stock dividend or recapitalization of the Company, or (vi) securities issued in connection with corporate partnering transactions.

10. Registration Rights. In order to induce the Buyer to enter into this Agreement and purchase the Preferred and Warrants, the Company hereby convenants and agrees to grant to the Buyer the rights set forth in this Section 10 with respect to the registration of the Shares.

10a.   Registration of Conversion Shares.  Subject to the terms of
Section 10 hereof, the Company agrees that within forty-five (45) days after the Closing Date hereof, it shall prepare and file with the Commission, a registration statement on Form S-3 and such other documents, including a prospectus, as may be necessary in the opinion of counsel for the Company in order to comply with the provisions of the Act, so as to permit a public offering and sale by the Buyer of up to 2,200,000 Shares issuable upon conversion of the 3,000 shares of Preferred to be initially sold to the Buyer hereunder and issuable as payment of dividends on the Preferred pursuant to the terms of the Preferred and the 350,000 Shares issuable upon exercise of the Warrants issued to the Buyer under
Section 1(iii)(a). The Company shall use its reasonable efforts to cause such registration statement to become effective at the earliest possible date after filing. In connection with the offering of such Shares registered pursuant to this Section 10, the Company shall take such actions as shall be reasonably necessary to qualify the Shares covered by such registration statement under such "blue sky" or other state securities laws for offer and sale as shall be reasonably necessary to permit the public offering and the sale of Shares covered by such registration statement; provided, however, that the Company shall not be required (i) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph,
(ii) to subject itself to taxation in any such jurisdiction, or
(iii) to consent to general service of process in any such jurisdiction. It is expressly agreed that in no event are any registration rights being granted to the Preferred itself, but only with respect to the underlying Shares issuable upon conversion of the Preferred, and exercise of the Warrants.

In the event that the 2,200,000 Shares registered pursuant to this
Section 10(a), are not sufficient to effect conversion of the outstanding Preferred sold to the Buyer, to pay all dividends, and to effect the exercise of the Warrants, than the Company shall within thirty (30) days file with the Commission all necessary documents to increase the number of Shares in the Company's registration statement in order to effect conversion of the outstanding Preferred sold to the Buyer, and to pay all dividends, and to effect the exercise of all Warrants.

10b.   Current Registration Statement.  Once effective, the Company shall use its reasonable efforts to cause any registration statement filed hereunder to remain current and effective for a period of two (2) years or until the Shares covered by such registration statement are sold by the Buyer, whichever is less.

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
The Buyer shall promptly provide all such information and materials and take all such action as may be required in order to permit the Company to comply with all applicable requirements of the Commission and to obtain any desired acceleration of the effective date of such registration statement.

10c.   Penalty.  The Company expressly agrees that in the event that it does not file with the Commission, the registration statement relative to the Shares referred to in Section 10(a) above within seventy-five (75) days after the Closing Date, or if the Commission has not declared the registration statement covering the 2,200,000 Shares referred in Section 10(a) hereof effective within one hundred and twenty (120) days after the Closing Date (Default), the Company shall pay to the Buyer in cash for such Default the penalties of 1.5% per month of the amount paid by the Buyer for the Preferred under this Agreement prorated, until the registration statement covering the 2,200,000 Shares is declared effective by the Commission. The cash penalty shall commence on the 121st day after the Closing Date.

10d.   Other Provisions.  In connection with the offering of any
Shares registered pursuant to this Section 10, the Company shall furnish to the Buyer such number of copies of any final prospectus as it may reasonably request in order to effect the offering and sale of the Shares registered pursuant to this Section 10, and the Company shall (x) furnish to the underwriters (if any), at the Company's expense, unlegended certificates representing ownership of the Shares being sold in such denominations as requested and (y) instruct any transfer agent and registrar of the Shares to release immediately any stop transfer order, and to remove any restrictive legend with respect to Shares included in any registration becoming effective pursuant to this Agreement.

10e.   Costs.  Subject to the immediately following sentence, the
Company shall in all events pay and be responsible for all fees, expenses, costs and disbursements associated with the registration statement relating to the Shares under this Section 10, including filing fees, fees, costs and disbursements of any counsel, accountants and other consultants representing the Company in connection therewith. Notwithstanding anything set forth herein to the contrary, Buyer shall be responsible for any and all underwriting discounts and commissions in connection with the sale of the Shares pursuant hereto and all fees of its legal counsel and other advisors retained in connection with reviewing any registration statement.

10f.   Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, properties, stock or assets of the Company, to expressly assume and agree to perform this Section 10 in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

10g.   Indemnification.

  i. The Company will indemnify and hold harmless the Buyer, its directors and officers, and any underwriter (as defined in the Act) for the Buyer and each person, if any, who controls the Buyer or such underwriter within the meaning of the Act, from and against, and will reimburse the Buyer and each such underwriter and controlling person with respect to, any and all loss, damage, liability, cost and expense to which such holder or any such underwriter or controlling person may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, referred to in Section 10(a) of this Agreement, any prospectus contained therein or any amendment or supplement thereto, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of, or is based upon, any untrue statement or alleged untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Buyer, such underwriter or such controlling person in writing specifically for use in the reparation thereof.

  ii. The Buyer will indemnify and hold harmless the Company, its directors and officers, any controlling person and any underwriter from and against, and will reimburse the Company, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expenses to which the Company or any controlling person and/or any underwriter may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement, or alleged untrue statement, any prospectus, as referred to in Section 10(a) of this Agreement, contained therein or any amendment or supplement thereto, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon, and in strict conformity with, written information furnished by, or on behalf of, the Buyer specifically for use in the preparation thereof.

11. Securities Legends and Notices. Buyer represents and warrants that it has read, considered and understood that the following legends, substantially in the form and substance set forth below, shall be placed on all of the certificates representing the Preferred and Warrants:

(i) NEITHER THIS PREFERRED STOCK NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION OF THIS PREFERRED STOCK HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR

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
QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THIS PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS PREFERRED STOCK MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AND QUALIFICATION IN EFFECT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAW OR WITHOUT THE PRIOR WRITTEN CONSENT OF PERMA-FIX ENVIRONMENTAL SERVICES, INC. AND AN OPINION OF PERMA-FIX ENVIRONMENTAL SERVICES, INC.'S COUNSEL, OR AN OPINION FROM COUNSEL FOR THE HOLDER HEREOF, WHICH OPINION IS SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.

NOTWITHSTANDING THE FOREGOING, THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION ARE ALSO SUBJECT TO THE REGISTRATION RIGHTS SET FORTH IN THAT CERTAIN SUBSCRIPTION AND PURCHASE AGREEMENT BY AND BETWEEN THE HOLDER HEREOF AND THE COMPANY, A COPY OF WHICH IS ON FILE AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE.

(ii) NEITHER THIS WARRANT NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT. HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AND QUALIFICATION IN EFFECT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAW
OR WITHOUT THE PRIOR WRITTEN CONSENT OF PERMA-FIX ENVIRONMENTAL SERVICES, INC. AND AN OPINION OF PERMA-FIX ENVIRONMENTAL SERVICES, INC. 'S COUNSEL, OR AN OPINION FROM COUNSEL FOR THE HOLDER HEREOF, WHICH OPINION IS SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.

NOTWITHSTANDING THE FOREGOING, THE SHARES ISSUABLE UPON EXERCISE ARE SUBJECT TO THE REGISTRATION RIGHTS SET FORTH IN THAT CERTAIN SUBSCRIPTION AND PURCHASE AGREEMENT BETWEEN THE HOLDER HEREOF AND THE COMPANY, A COPY OF WHICH IS ON FILE AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE.

12.    GOVERNING LAW:  INTERPRETATION AN DISPUTES:

This Agreement, and all exhibits attached, shall be governed by and construed under the laws of the State of Delaware and the laws applicable therein without regard to its choice of law principles.

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
All disputes shall be determined and litigated in the courts of Delaware.

Any litigation based thereon, or arising out of, under, or in connection with, this Agreement shall be brought and maintained exclusively in the courts of the state of Delaware. The Company and the Buyer hereby expressly and irrevocably submit to the jurisdiction of the state and federal Courts of the state of Delaware for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company and the Buyer further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Delaware. The Company and the Buyer hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company and the Buyer have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property. The Company and the Buyer hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

Buyer and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Agreement. The Company and the Buyer acknowledge and agree that they have received full and sufficient consideration for this provision and that this provision is a material inducement for the Company and the Buyer entering into this agreement.

Any legal action or proceeding in connection with this Agreement or the performance hereof may be brought in the state and federal courts located in Delaware, and the parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

13.    ENTIRE AGREEMENT:

This Agreement constitutes the entire agreement among the parties hereof with respect to the subject matter hereof and supersedes any and all prior contemporaneous representations, warranties, agreements and understandings in connection therewith. This Agreement may be amended only by a writing executed by all parties hereto. This Agreement may be executed in counterparts and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.


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
15.    FULL NAME AND ADDRESS OF BUYER

  FOR REGISTRATION PURPOSES:

NAME:  RBB Bank Aktiengesellschaft

ADDRESS:    Burgring 16

            8010 Graz, Austria

TEL. No.    0043-316-8072-354 Fax. No. 0043-316-8072-392

CONTACT
NAME:  Herbert Straub, Headtrader

16.    DELIVERY INSTRUCTIONS: (if different from
       Registration Name):

NAME:       _________________________________________

ADDRESS:    _________________________________________

            _________________________________________

TEL. No.:   _________________________________________

FAX No.:    _________________________________________

CONTACT
NAME:       _________________________________________

SPECIAL
INSTRUCTIONS: _______________________________________

              _______________________________________






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

IN WITNESS WHEREOF, this Agreement was duly executed on the date first written below


Dated this 30th day of the month of June, 1998.


COMPANY     Perma-Fix Environmental Services, Inc.
NAME:       1940 N.W. 67th Place
            Gainseville, Florida

BY:         Dr. Louis F. Centofanti

TITLE:      President

            PERMA-FIX ENVIRONMENTAL SERVICES, INC.

            BY: /s/ Louis Centofanti
               _________________________________________


BUYER:      RBB Bank Aktiengesellschaft

ADDRESS:    Burgring 16
            8010 Graz, Austria

BY:         Herbert Straub

TITLE:      Headtrader

            RBB BANK AKTIENGESELLSCHAFT



            BY: /s/ Herbert Straub
               ___________________________________




     17

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